AMENDED AND RESTATED

SCHEDULE C

FEES

Dated: August 24, 2017

Government Assets Portfolio

Treasury Portfolio

Treasury Instruments Portfolio

Liquid Assets Portfolio

U.S. Government Portfolio

U.S. Government Select Portfolio

Municipal Portfolio

Prime Obligations Portfolio

As compensation for the domestic custody services rendered with respect to the Trust by the Custodian to each Portfolio, and the assumption by the Custodian of certain related expenses, the Custodian is entitled to payment from the Trust as follows: (i) $18,000 annually for each Portfolio; plus (ii) 1/100th of 1% annually of each Portfolio’s average daily net assets to the extent they exceed $100 million; plus (iii) a fixed dollar fee for each trade in portfolio securities; plus (iv) a fixed dollar fee for each time that the Custodian receives or transmits funds via wire; plus (v) reimbursement of other out of pocket expenses incurred by the Custodian. The fees referred to in clauses (iii) and (iv) are subject to annual upward adjustments based on increases in the Consumer Price Index for All Urban Consumers, provided that the Custodian may permanently or temporarily waive all or any portion of any upward adjustment.

NORTHERN INSTITUTIONAL FUNDS	THE NORTHERN TRUST COMPANY

By: /s/ Kevin P. O’Rourke	By: /s/ Michelle Roblee

Name: Kevin P. O’Rourke	Name: Michelle Roblee

Title: Vice President	Title: Senior Vice President

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